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Exhibit 4.2

Schedule 1 to Exhibit 4.1
Individual Deviations from Standard Management Board Services
Agreement by Current Members of Management Board

Name	For reporting period	Term; §1(i)	Appointed by Resolution of Supervisory Board dated; §1(i)	Fixed Annual Salary; §4(i)(a)	Bonus; §4(i)(b)	Additional bonus; §4(i)(b) 2d. par.	Position; §1(i)
Kai-Uwe Ricke	1.1. to 31.12.2005	15.11.2002 to 14.11.2007	Nov. 14, 2002	1,250,000	1,250,000	20%	Chairman
Dr. Karl-Gerhard Eick	1.1. to 31.12.2005	1.12.2002 to 30.11.2007	Nov. 28, 2002	937,500	937,500	20%	Vice-Chairman
Dr. Heinz Klinkhammer(1)	1.1. to 31.12.2005	1.4.2001 to 31.3.2006	Apr. 13, 2000	750,000	750,000	20%	Member
Rene Obermann	1.1. to 31.12.2005	1.12.2002 to 30.11.2007	Nov. 28, 2002	750,000	750,000	20%	Member
Konrad F. Reiss (died on April 4, 2005)	1.1. to 31.12.2005	20.1.2003 to 19.1.2008	Jan. 16, 2003	750,000	750,000	20%	Member
Lothar Pauly (2)	1.1. to 31.12.2005	1.10.2005 to 30.9.2010	Sept. 2, 2005	750,000	750,000	20%	Member
Walter Raizner	1.1. to 31.12.2005	1.11.2004 to 31.10.2009	Sept. 3, 2004	937,500	937,500	20%	Member

(1)
Since Dr. Klinkhammer joined our Company on April 1, 1996, and is the most senior member of our Management Board, the wording of his agreement deviates from the standard agreement in language, but not in substance, and certain details, which the Company believes are insignificant, differ from the standard agreement in sections 2(1), 2(3), 3(3), 4(1), 4(3), 4(4), 4(6), 4(7), 6(1), 6(3), 7(3), 8(2), 10, 12(2), 14(3) and in the post-contractual non-compete agreement. Also, the insurance amounts in section 7(1)(a) and (b) differ and are approximately 23.3% less. With his re-appointment as a Board Member starting April 1, 2006, Dr. Klinkhammer receives the aligned actual Board Member contract wording.

(2)
Lothar Pauly's contract is redactionally revised in the wording of chapter 4, relating to the target setting and achieving. This deviation from the other Board Members' agreements is only in language, but not in substance. The Company believes this to be insignificant.

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Schedule 1 to Exhibit 4.1 Individual Deviations from Standard Management Board Services Agreement by Current Members of Management Board